Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2024, by and among BJ’s Restaurants, Inc., a California corporation (the “Company”), on the one hand, and Act III Holdings, LLC, a Delaware limited liability company (“Act III Holdings”), Act III Management, LLC, a Delaware limited liability company (“Act III Management”), BJ’s Act III, LLC, a Delaware limited liability company (“BJ’s Act III”), and SC 2018 Trust LLC, a Delaware limited partnership (the “2018 Trust”), on the other hand. Act III Holdings, Act III Management, BJ’s Act III, and the 2018 Trust, collectively with each of their respective Affiliates, are referred to herein as the “Act III Parties” and individually as an “Act III Party.” Company and each of the Act III Parties are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 15 below.

WHEREAS, BJ’s Act III is the holder of 375,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), and is the holder of that certain Common Stock Purchase Warrant, having an initial issuance date of May 5, 2020, granting the Holder the right, as adjusted, to acquire up to 876,949 shares of Common Stock (as amended by Amendment No. 1 thereto, the “Warrant”);

WHEREAS, the Company and the Act III Parties have determined to come to an agreement regarding the Act III Parties ownership in the Company, the Warrant, and the cooperation and support of the Act III Parties with respect to certain matters, all as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                   Amendment of Warrant. Effective as of the date of this Agreement, the Warrant shall be amended so that the “Termination Date” (as defined in the Warrant) shall be extended from May 4, 2025 to May 4, 2027. The amendment to the Warrant shall be evidenced by Amendment No. 2 to the Warrant in the form attached hereto as Exhibit A.

2.                   Voting Commitment. Until the Expiration Date, BJ’s Act III and each other of the Act III Parties that is at any time a record or beneficial owner of shares of Common Stock shall, and shall cause their respective Representatives to, (a) appear in person or by proxy at each of the Company’s shareholder meetings (a “Shareholder Meeting”) and (b) vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by such Act III Parties in accordance with the recommendation of the Company’s Board of Directors (the “Board”) with respect to all proposals submitted to shareholders at such Shareholder Meeting, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Shareholder Meeting. Notwithstanding the foregoing, (i) in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) issue voting recommendations that differ from the Board’s recommendation with respect to any proposals (other than a proposal with respect to director elections or removal), the Act III Parties shall be permitted to vote, or deliver consents or consent revocations with respect to any shares beneficially owned by such Act III Parties in accordance with such ISS or Glass Lewis recommendation and (ii) the Act III Parties shall be permitted to vote in its sole discretion on any proposal with respect to any Extraordinary Transaction. The Act III Parties shall use commercially reasonable efforts (including by calling back loaned out shares, if any) to ensure that the applicable Act III Parties have voting power for each share beneficially owned by it on the record date for each Shareholder Meeting.

3.                   Standstill. Prior to the Expiration Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, each of the Act III Parties shall not, and shall cause its Affiliates not to, directly or indirectly:

(a)acquire, offer or seek to acquire, agree to acquire, or acquire rights to acquire (except by way of exercise of the Warrant or by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through any index fund, exchange traded fund, benchmark fund or broad-based basket of securities) or any voting rights decoupled from the underlying voting securities;

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(b)                        sell, assign, or otherwise transfer or dispose of shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to such Act III Party’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time;

(c)                 (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Shareholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Shareholder Meeting, whether or not such a Shareholder Meeting is permitted by the Company’s Articles of Incorporation or the Bylaws, including any “town hall” meeting;

(d)                 form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company;

(e)                 deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement, or agreement that is with an Affiliate of such Act III Party;

(f)                  seek publicly, alone or in concert with others, to amend any provision of the Company’s Articles of Incorporation or Bylaws;

(g)                 make any public proposal with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, corporate structure or policies, (D) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (E) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined below);

(h)                 offer or propose to effect any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination, or Extraordinary Transaction, involving the Company and any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, in each case of clauses (i)-(iii) which would reasonably be expected to require public announcement or disclosure of such offer or proposal;

(i)                  enter into any negotiations, agreements, or understandings with any Third Party, or knowingly advise, assist, encourage or seek to persuade any Third Party to, take any action that would be prohibited under this Section 3 if taken by any of the Act III Parties;

(j)                  publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify, or waive any provision of this Agreement; or

(k)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

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Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the restrictions in this Section 3, shall prohibit or restrict any of the Act III Parties from (i) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over such Act III Parties so long as such request did not arise as a result of any action by any such Act III Parties; (ii) communicating privately with any director or executive officer of the Company, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), on any matter so long as such communications would not reasonably be expected to require public disclosure obligations for any party; (iii) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company, (iv) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other shareholders of the Company; (v) exercising the Warrant; or (vi) receiving or exercising equity awards granted to any person in connection with such person’s service on the Board, pursuant to the terms of such awards.

4.                   Mutual Non-Disparagement. Until the Expiration Date, without the prior written consent of the other party, no party hereto shall, nor shall it permit any of its Representatives to, make any public statement, including by filing or furnishing any document to the SEC, or by press release or other public statement to a member of the press or media, in a manner that disparages, defames, slanders or impugns the other party, its subsidiaries, its business, or its current or former directors (in their capacity as such), officers, or employees. A statement or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company, in each case authorized to make such statement or announcement on behalf of the Company. A statement or announcement shall only be deemed to be made by the Act III Parties if made by a manager, director, general partner, member of the senior management team or other designated representative of such Act III Parties, in each case authorized to make such statement or announcement on behalf of the applicable Act III Parties. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (iii) any private communications between or among the parties and their respective Representatives; (b) prohibit either party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (c) prohibit any private communications among the principals, officers, managers, and employees of any of the Act III Parties.

5.                   No Litigation. Prior to the Expiration Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or knowingly assist any other person to threaten or initiate any lawsuit, claim, or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its Affiliates against the other party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

6.             Cooperation and Availability. Following the date of this Agreement until the Expiration Date, if reasonably requested by the company from time to time, the Act III Holdings and Act III Management agree to make their personnel and management available to collaborate with the Company’s management team and provide access to internal resources, as and when is reasonably requested by the Company, on key initiatives, or organizational enhancements, including, but not limited to culinary, supply chain, marketing, design, technology and recruiting. To the extent that such activities require the Company to disclose confidential information to any Act III Parties, the applicable Act III Parties will enter into a customary form of non-disclosure agreement to be provided by the Company.

7.             Public Statements; SEC Filings.

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(a)                  Not later than January 6, 2025, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any Act III Party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. In addition, the Company shall be permitted to reference the substance of any statements from the Representative(s) of any of the Act III Parties contained in the Press Release and, at the Company’s option, to include additional mutually agreeable statements (consistent with those from Representative(s) of Act III contained in the Press Release) in the Company’s earnings press release announcing 2024 year-end and fourth quarter results.

(b)                  Not later than January 6, 2025, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Act III Holdings and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of Act III Holdings and its Representatives.

(c)                  Prior to the Expiration Date, neither party shall issue any press release or other public statement (including in any filing under the Exchange Act) about the subject matter of this Agreement that is inconsistent with or contrary to the Press Release, and the Form 8-K, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

8.                   Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement applicable to such persons, and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to this Agreement.

9.                  Representations and Warranties.

(a)                 Each Act III Party that is a signatory to this Agreement represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Each Act III Party that is a signatory to this Agreement represents that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b)                 The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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10.                Termination. Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until May 4, 2027 (the “Expiration Date”). Notwithstanding the foregoing, Sections 12 (Notices), 13 (Governing Law; Jurisdiction; Jury Waiver), 14 (Specific Performance) and 16 (Miscellaneous) shall survive the termination of this Agreement.

11.                Expenses. The parties shall each bear their own expenses in connection with the negotiation and execution of this Agreement and related matters.

12.                Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: BJ’s Restaurants, Inc. 7755 Center Avenue, Suite 300 Huntington Beach, California 92647 Attn: Kendra Miller, General Counsel Email: kmiller@bjsrestaurants.com with mandatory copies (which shall not constitute notice) to:

Elkins Kalt Weintraub Reuben Gartside LLP

10345 W. Olympic Blvd.

Los Angeles, CA 90064

Attn: Robert Steinberg

Email: rsteinberg@elkinskalt.com

If to the Act III Parties: c/o Act III Holdings, LLC Act III Holdings LLC 777 Brickell Avenue, #500-99405 Miami, FL 33131 Attention: Mr. Ronald M. Shaich Email: notices@act3holdings.com	with mandatory copies (which shall not constitute notice) to: McDermott Will & Emery 340 Madison Avenue New York, NY 10173-1922 Attention: Andrew Liazos Email: aliazos@mwe.com

13.                      Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.                Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first- mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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15.                Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Act III Parties, as applicable; provided, further, that the Act III Parties shall not be an Affiliate or Associate of the Company, and the Company shall not be an Affiliate or Associate of the Act III Parties; provided, further, that with respect to Act III Parties; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2(b)(2) under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or obligated to be closed by applicable law; (d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all of the Company’s assets, recapitalization, restructuring, or other similar corporate transaction involving the Company and a third party, in each case, that results in a change in control of the Company; (f) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case, only to the extent such persons are acting in a capacity on behalf of, in concert with, or at the direction of such person or its Affiliates or Associates; (g) the term “SEC” means the U.S. Securities and Exchange Commission; (h) the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (i) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16.                Miscellaneous.

(a)                 This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)                 This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)                 This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)                 Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

(e)                 If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant, or restriction for any of such that is held invalid, void, or unenforceable by a court of competent jurisdiction.

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(f)                  Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)                 This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)                 Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)                  The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

BJ’S RESTAURANTS, INC.

By:	/s/ LEA ANNE OTTINGER
Lea Anne Ottinger, Chair of the Board

By:	/s/ C. BRADFORD RICHMOND
Brad Richmond, Interim Chief Executive Officer

ACT III PARTIES:

ACT III HOLDINGS, LLC

By:	/s/ RONALD M SHAICH
Ronald M. Shaich, Chief Executive Officer

ACT III MANAGEMENT, LLC

By:	/s/ RONALD M SHAICH
Ronald M. Shaich, Chief Executive Officer

BJ’S ACT III, LLC

By:	/s/ RONALD M SHAICH
Ronald M. Shaich, Chief Executive Officer

SC 2018 TRUST LLC

By:	/s/ RONALD M SHAICH
Ronald M. Shaich, Investment Manager

Signature Page to Cooperation Agreement

EXHIBIT A

Form of Amendment No. 2 to Warrant

Exhibit B

Form of Press Release